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                                                                   Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933.

                                LICENSE AGREEMENT

This License Agreement ("Agreement") is made effective as of the last signature date below, ("Effective Date"), by and between the University of Iowa Research Foundation, an Iowa corporation having its principal place of business at 214 Technology Innovation Center, Iowa City, IA 52242 ("UIRF"), and Inhibitex, a Delaware corporation having a principal place of business at 1165 Sanctuary Parkway, Suite 400, Alpharetta, GA 30004 ("Licensee").

                                   WITNESSETH

WHEREAS, under the patent policy of The University of Iowa (UI), all inventions arising during the normal course of research and teaching at the UI are assigned to the UIRF to obtain patent or other appropriate intellectual property protection and license said technology;

WHEREAS, UIRF is owner by assignment from Prof. Mark F. Stinski of his invention and of U.S. Patent Nos. 5,168,062 and 5,385,839, issued December 1, 1992, and January 31, 1995 respectively, titled TRANSFER VECTORS AND MICROORGANISMS CONTAINING HUMAN CYTOMEGALOVIRUS (HCMV) IMMEDIATE-EARLY PROMOTER-REGULATORY DNA SEQUENCE (no foreign filings have been undertaken by the UIRF);

WHEREAS, the development of this invention was sponsored by the National Institute of Allergy and Infectious Diseases and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C.
Section 200-212 and applicable regulations;

WHEREAS, Licensee desires a non-exclusive license to the above United States patents for their use in the production of proteins;

WHEREAS, UIRF wishes to grant such a license in accordance with the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

                            ARTICLE I -- DEFINITIONS

1.1 Licensed Patents shall mean U.S. Patent Nos. 5,168,062 and 5,385,839 titled TRANSFER VECTORS AND MICROORGANISMS CONTAINING HUMAN CYTOMEGALOVIRUS
(HCMV) IMMEDIATE-EARLY PROMOTER REGULATORY DNA SEQUENCE, by Prof. Mark F. Stinski, issued December 1, 1992 and January 31, 1995 respectively, or any U.S. patents issuing thereon, including any continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof and patents corresponding thereto.

1.2 Licensed Products shall mean and include any and all protein or peptide based products or biological materials, including antibodies, or other processes and products in the Licensed Field, the making, using, selling or importing of which would, but for this Agreement, constitute an infringement of one or more Valid Claims of the Licensed Patents.

1.3 Valid Claim shall mean any claim in an unexpired patent included within Licensed Patents which claim has not been disclaimed or held invalid or unenforceable by an unappealed or unappealable decision of a court.

1.4 Licensed Field shall mean the use of the Licensed Patents and the making, having made, using, selling or importing of the Licensed Products in the PRODUCTION OF PROTEINS by cell culture. Licensed Field specifically excludes any use of the Licensed Patents or use and/or sale of Licensed Products for gene therapy applications and including genetic immunization or DNA-based vaccines.

1.5 Licensed Territory shall mean any country in which the making, using, selling or importing of Licensed Products would, but for the license granted in this Agreement, infringe one or more Valid Claims of the Licensed Patents.

1.6 Net Sales shall mean the gross amount received by Licensee and/or its Affiliates from the sales of Licensed Products within the Licensed Field in the Licensed Territory to third party customers less:

         a) normal and customary rebates, cash and trade discounts actually allowed;

         b) credits allowed for returned or damaged goods;

         c) insurance and transportation costs; and

         d) sales, excise, value added, import and export taxes, and any tariffs and duties imposed on the transaction, if separately invoiced.

On sales between Licensee and/or its Affiliates for resale, the royalty shall be paid on the resale.

1.7 Earned Royalties shall mean royalties paid or payable by Licensee to UIRF as determined with respect to Net Sales.

1.8 Affiliate means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which Licensee is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors.

1.9 For purposes of this Agreement, Partner shall mean any third party other than Affiliate with which Licensee has an arrangement providing the third party the right to manufacture, use, develop, promote, distribute, market, sell or import Licensed Products in conjunction with Licensee in the Licensed Field in the Licensed Territory.

                             ARTICLE II -- THE GRANT

2.1 UIRF hereby grants to Licensee and its Affiliates, subject to the terms and conditions hereof, a non-exclusive license under Licensed Patents to make, have made, use, import, have imported, sell, offer to sell and have sold the Licensed Products within the Licensed Field in the Licensed Territory.

2.2 The license granted in Section 2.1 above extends to a Partner as defined in Section 1.9 only to the extent that said license is limited to the Partner's right to manufacture, use, develop, promote, distribute, market, sell or import Licensed Products within the Licensed Field in conjunction with Licensee. Within thirty (30) days of the execution of this Agreement, or in the case of Licensee's new Partner Agreements, within thirty (30) days of the execution of the Partner Agreement, Licensee shall notify its Partner(s) that this License grants to the Partner only limited rights under the Licensed Patent for the Licensed Field and that the Partner will need a separate license from the UIRF for the Partner's use, manufacture, development, promotion, distribution or marketing of any additional products which are not made in conjunction with Licensee. Licensee shall promptly send copies to UIRF of all such notifications sent to such Partners, specifying the Licensed Products that are the subject of the agreement between Licensee and the Partner.

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Since (a) the UIRF has granted a number of non-exclusive licenses to the
Licensed Patents and (b) there exist several inter-relationships among UIRF's licensees and licensees' affiliates, the Partners of Licensee may already have enabling licenses for the Licensed Patents within the Licensed Field. Additionally, since UIRF will get delayed notification of the nature of the relationship between Licensee and its Partner, UIRF cannot be the party determining whether any of Licensee's Partners have such enabling licenses already. The UIRF will not intentionally collect any double payments; however, all payments made to UIRF are non-refundable and UIRF shall not be held responsible for any double payments that are made by Licensee and/or its Partners.

                ARTICLE III -- PAYMENTS, REPORTS, RECORD-KEEPING

3.1 In consideration of the rights granted to Licensee pursuant to Article II of this Agreement, Licensee agrees to make the following payments to the UIRF :

         (a) A non-refundable payment ("License Fee") of [ * ] immediately upon execution of this Agreement.

         (b) Earned Royalties in an amount equal to [*] of the Net Sales of Licensed Products to be paid on a quarterly basis, beginning from the date of first commercial sale of any such products. In the event that a Licensed Product is sold in the Licensed Field in combination with therapeutically active product which is not a Licensed Product for a single price, Net Sales from such sales for purposes of calculating the amounts due under Section 3.1(b) above shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A +
         B), where A is the gross selling price of the same quantity of Licensed Product sold separately by Licensee in the normal course of business in the relevant calendar quarter in the country in which the sale was made and B is the gross selling price for the other active elements of the combination sold separately during said relevant calendar quarter for such country and (A+B) is the gross selling price of the combination product in the relevant calendar quarter in the country in which the sale was made. In the event that no such separate sales are made by Licensee, Net Sales for royalty determination shall be as reasonably allocated between such Licensed Product and such other product, based upon their relative importance and proprietary protection as mutually agreed to, in writing, by the parties.

         (c) An annual payment ("License Maintenance Fee") of [ * ], beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The License Maintenance Fee is not due on any anniversary of this Agreement if on that date Licensee is commercially selling Licensed Product and paying an earned royalty to UIRF on the sales of that Licensed Product.

         (b) A payment of [ * ] for each of the first four (4) Licensed Products to receive FDA approval for marketing in the United States. Such a payment for each Licensed Product shall accrue upon receipt of FDA approval for the product and shall be payable within thirty (30) days of accrual. This payment would accrue and be payable regardless of the date of execution of this Agreement. If such milestone event has occurred and associated payment has accrued prior to the execution of this Agreement, Licensee shall pay such amount(s) immediately to UIRF upon execution of this Agreement.

3.2 Licensee agrees to submit to UIRF within sixty (60) days after December 31, March 31, June 30 and September 30 of each calendar year, reports setting forth for the preceding three (3) month reporting period, the Net Sales of Licensed Products and royalty due thereon and with each such royalty report to pay the amount of royalty due. Each such royalty report will cover Licensee's most recently completed calendar

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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quarter and will show:

         (a) Gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter;

         (b) The name and number of units of each type of Licensed Product actually sold;

         (c) The royalties, in U.S. dollars, payable with respect to sales of Licensed Products;

         (d) The method used to calculate the royalty; and

         (e) The exchange rates used, if applicable.

3.3 If no sales of Licensed Products have been made during any reporting period, a statement to this effect is required.

3.4 It is anticipated that Licensee may supply Licensed Products to an Affiliate or to another licensee of UIRF for further processing and/or sale by such Affiliate or such other licensee of UIRF under Licensed Patents. UIRF will accept royalties on Licensed Product(s) under this Agreement directly from Licensee or such Affiliate or such other licensee of UIRF upon receipt of appropriate notification from Licensee and such Affiliate or such other licensee of UIRF. However, absent such notification to UIRF, Licensee shall bear the responsibility for the payment of royalties on such Licensed Product(s).

3.5 In the event that Licensee becomes obligated at any time or from time to time during the term of this Agreement to pay royalties to any third party for the practice of any method or use of any composition of matter covered by any claim of the Licensed Patents or for the sale of Licensed Products, Licensee's royalty obligation to the UIRF shall be reduced by an amount equal to its royalty obligation to such third party; provided, however, that Licensee's royalty obligation shall not be reduced by more than [ * ] for any one calendar quarter.

3.6 Licensee's obligation to pay royalties on Licensed Product(s) hereunder shall be suspended during any period of time that Licensee is enjoined, or reasonably believes it may be enjoined, from exercising any of its rights hereunder with respect to the Licensed Patents or any such Licensed Product(s). Upon resolution of any such matter, Licensee shall promptly pay to UIRF all amounts previously withheld with respect to such matter, less any reduction which may be applicable pursuant to Section 3.5 above, provided, however, that Licensee's royalty obligation shall not be reduced by more than [ * ] for any one calendar quarter.

3.7 Licensee shall report, not any less frequently than annually, on its efforts and progress made towards commercialization of any products involving Licensed Patents. Licensee agrees to notify UIRF promptly, in writing, of the date of the first commercial sale of a Licensed Product to an end user.

3.8 Licensee shall keep complete, true and accurate books of account and records of Licensed Products made, used and/or sold under this Agreement for the purpose of showing the derivation of all amounts payable to UIRF under this Agreement. Said books and records shall be kept at Licensee's principal place of business for at least five (5) years following the end of a reporting period to which they pertain. UIRF is hereby granted by Licensee the right, upon reasonable written notice to Licensee, to retain an independent certified public accountant reasonably acceptable to Licensee and appropriately bound by confidentiality, to audit Licensee's records solely to verify sales of the Licensed Products, such audit to take place during normal business hours at a frequency of no more than once per year. The UIRF shall bear the fees and expenses of such audit, but if an under-reporting error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any audit, then Licensee shall bear the fees and expenses of that audit.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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

3.9 All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States as reported in The Wall Street Journal on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.

3.10 In the event payments or fees are not received by UIRF when due, Licensee shall pay to UIRF interest charges at a rate of one and one half percent (1.5%) per month. Such interest is calculated from the date payment was due until actually received by UIRF.

3.11 No royalties may be collected or paid on Licensed Products sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for under 35 U.S.C. Section 200-212 and applicable regulations.

                       ARTICLE IV -- TERM AND TERMINATION

4.1 Unless terminated earlier in accordance with this Agreement, the term of this Agreement shall be until the expiration of the last to expire of the Licensed Patents or until the Licensed Patents are held invalid or unenforceable by a court or tribunal from which no appeal can be taken.

4.2 In the event Licensee fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon ninety (90) days written notice, unless Licensee makes such payments plus interest within the ninety (90) day notice period.

4.3 In the event that Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it and such petition shall not have been discharged within ninety (90) days, UIRF may, at its option, terminate this license upon thirty (30) days written notice.

4.4 Licensee shall have the right to terminate this Agreement at any time by written notice to UIRF to that effect. Licensee shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Products existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

4.5 Licensee agrees to retain records subsequent to the termination of this Agreement under Section 4.1 and to make sales reports to UIRF even after Licensed Patents have expired for the sole purpose of assuring UIRF that all products construed as Licensed Products under prevailing patent law and any associated obligations under this Agreement are and have been met. Concurrent with the submittal of each post-termination report, Company shall pay UIRF all applicable royalties payable under the terms of this Agreement.

4.6 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles: 3.8, 4.4, 4.5, 6.1, 6.2, 7.5 and 7.6.

                             ARTICLE V -- ASSIGNMENT

5.1 This Agreement may be assigned by Licensee as part of a transfer of all, or substantially all, of the

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business to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns of Licensee. Licensee agrees to inform UIRF of such transfer promptly.

                   ARTICLE VI -- REPRESENTATIONS : LIMITATIONS

6.1      Nothing in this Agreement shall be construed as:

         (a) a warranty or representation by UIRF as to the validity or scope of any Licensed Patents; or

         (b) a warranty or representation that anything made, used, sold or otherwise commercialized under the license granted in this Agreement is or will be free from infringement of patents owned by third parties; or

         (c) conferring a right to use in advertising, publicity or otherwise the name of the University of Iowa ("UI") or UIRF, unless UIRF has specifically approved the same in writing; or

         (d) conferring by implication, estoppel or otherwise any license or rights under any patents of the UIRF/UI other than Licensed Patents, regardless of whether such patents are dominant or subordinate to Licensed Patents (however, UIRF is not aware of any UIRF patent or application dominant to Licensed Patents); or

         (e) an obligation to furnish any know-how not provided in Licensed Patents.

6.2 UIRF expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Patents, biological materials or processes or Licensed Products contemplated by this Agreement.

6.3 Licensee warrants that prior to the Effective Date of this Agreement, there have been no commercial sales of products which would be characterized as Licensed Products had this Agreement been in force at the time of such commercial sales.

                             ARTICLE VII -- GENERAL

7.1 Licensee agrees to comply with all applicable laws and regulations with regard to distribution and selling of Licensed Product to others.

7.2 UIRF shall have the responsibility for the prosecution, filing and maintenance of all Licensed Patents, including the conduct of all interference, opposition, nullity and revocation proceedings, as well as responsibility for all fees and costs associated therewith.

7.3 UIRF shall have the right but not the obligation at its expense to initiate any proceeding relating to any infringement by a third party of any Licensed Patents in the Licensed Field.

7.4 UIRF shall have no obligation to defend any action for infringement brought against Licensee by a third party.

7.5 The relationship between UIRF and Licensee shall be that of independent contractors. UIRF and Licensee shall have no other relationship other than as independent contracting parties. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound to the acts or conduct of the other.

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7.6      Licensee shall indemnify and hold harmless UIRF and UI and their employees, officers, agents, consultants and their respective successors, heirs and assigns, from any action, claim or liability, including, without limitation, liability for death, personal injury, illness or property damage arising directly or indirectly (a) out of the use by Licensee of any method under Licensed Patents and/or (b) out of any use, sale or other disposition of Licensed Products by Licensee or its transferees under this Agreement and/or (c) from Licensee's publication or distribution of test reports, data and other information relating to Licensed Products.

7.7 If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

7.8 Neither party may waive or release any of its rights or interests in this Agreement except in writing. Any delay or failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

7.9 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                             ARTICLE VIII -- MARKING

8.1 Licensee agrees to comply with marking provisions of Title 35, U.S. Code, Section 287, if required, or any future equivalent provisions of the United States relating to the marking of patented devices, or with marking complying with the law of the country where the Licensed Products are shipped, used or sold.

                      ARTICLE IX -- NOTICES; APPLICABLE LAW

9.1 Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given when sent by facsimile or regular, certified or registered mail addressed to the party for whom intended at the following addresses, or to such address as either party may hereafter designate in writing to the other:

FOR UIRF:
University of Iowa Research Foundation
Brenda L. Akins, Associate Director
214 Technology Innovation Center
Iowa City, IA  52242-5000
Phone : 319-335-4546
Facsimile: 319-335-4489

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FOR LICENSEE:

Inhibitex, Inc.
Joseph M. Patti, Ph.D.
Chief Scientific Officer & Vice President, Preclinical Development 8995 Westside Parkway, Suite 150
Alpharetta, GA 30004
Phone: 678.336.2606
Facsimile: 678.336.2612

9.2 This agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Iowa.

                            ARTICLE X -- INTEGRATION

10.1 This Agreement constitutes the entire agreement between the parties relating to the subject matter thereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by, and completely expressed by it. This Agreement cannot be changed or terminated orally, but only in writing and if signed by both parties. This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto.

IN WITNESS WHEREOF, both the UIRF and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written. This Agreement is effective as of the Effective Date.

LICENSOR                                     LICENSEE
UNIVERSITY OF IOWA RESEARCH FOUNDATION       INHIBITEX, INC.

By /s/ W. Bruce Wheaton                      By /s/ Robert T. Schweiger
   ------------------------------               ------------------------
Date: 7/1/03                                 Date: 6/20/03
Name: W. Bruce Wheaton, Ph.D.                Name: Robert T. Schweiger
Title: Executive Director                    Title: Vice President of Business
                                                    Development

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